Exhibit 2.1

December 28, 2017

Ladies and Gentlemen:

Reference is made to that certain (i) Investment Agreement, dated as of June 28, 2017 (as it may be amended, supplemented or otherwise modified, the “Investment Agreement”), by and among JH Capital Group Holdings, LLC, a Delaware limited liability company (the “Company”), Jacobsen Credit Holdings, LLC, a Delaware limited liability company and an entity controlled by Douglas Jacobsen (“Jacobsen Holdings”), NJK Holding LLC, a Delaware limited liability company and an entity controlled by Norman Kravetz (“NJK Holding”), Kravetz Capital Funding LLC, a California limited liability company and an entity controlled by Norman Kravetz (“KCF”, and, together with Jacobsen Holdings and NJK Holding, the “Founding Members”), and Easterly Acquisition Corp., a Delaware corporation (the “Investor”), (ii) letter agreement, dated as of June 28, 2017 (the “June 28 Letter Agreement”), by and among the Investor, Easterly Acquisition Sponsor, LLC, the Company and the Founding Members, (iii) Credit Agreement, dated as of December 21, 2017 (as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement”), among JHPDE Finance I, LLC, a Delaware limited liability company (the “Borrower”), JH Portfolio Debt Equities, LLC, a Delaware limited liability company, in its individual capacity (“JHPDE”), and Fortress Credit Corp. (“Fortress”), and (iv) Warrant, dated as of December 21, 2017, issued to Fortress by the Investor and the Investor and Jacobsen Holdings (the “Fortress Warrant”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Investment Agreement. This letter agreement (“Letter Agreement”) is being entered into by and among the Investor, the Company and the Founding Members in connection with the Investment Agreement, the Transactions contemplated thereby, the Credit Agreement and the Fortress Warrant.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor, the Company and the Founding Members hereby agree as follows:

1.                   Founding Members Warrants. On the date hereof, the Founding Members agree to execute and issue to the Investor warrants to acquire Investor Class A Common Stock or Class B Units Stock (each as defined in the Investment Agreement) in the form attached hereto as Exhibit A (“Founding Member Warrants”). Jacobsen Holdings will issue the Investor a Founding Member Warrant to acquire 888,000 Investor Class A Common Stock or Class B Units, as determined pursuant to the Founding Member Warrants. Jacobsen Holdings agrees to issue all Founding Member Warrants to accommodate the timely execution of the Credit Agreement. Jacobsen Holdings and NJK Holding agree to negotiate in good faith a fair and equitable division of the issuing of Founding Member Warrants in a timely manner subsequent to the execution of the Credit Agreement.

2.                   Amendment to June 28 Letter Agreement and Form of Warrant. The aggregate amount of the Loan (as defined in the Credit Agreement) borrowed by the Borrower pursuant to the Credit Agreement shall constitute “equity securities” for purposes of determining the amount of gross proceeds raised by the Investors pursuant to clauses (b)(A) and (c)(A) of paragraph 1 of the June 28 Letter Agreement and Sections 1(e)(ii)(A) and 1(e)(iii)(A) of the Form of Warrant attached as Exhibit A to the June 28 Letter Agreement.

3.                   Consents.

a.                   Pursuant to Section 5.2 of the Agreement, the Investor consents to (i) the Company entering into the Credit Agreement, each other Credit Document (as defined in the Credit Agreement) and the Fortress Warrant, (ii) the issuance of Class A Membership Interests of the Borrower in exchange for $25,000,000 and (iii) the Founding Members issuing the Investor the Founding Member Warrants.

b.                   Pursuant to Section 5.1 of the Investment Agreement, the Company consents to the Investor issuing the Fortress Warrant.

4.                   Termination. In the event that the Investment Agreement is terminated in accordance with Section 7.1 of the Investment Agreement, this Letter Agreement and the Founding Member Warrants shall terminate without any further action by the Investor, the Company or the Founding Members and shall be of no further force or effect.

5.                   Miscellaneous.

a.                   This Letter Agreement may be amended only by a written instrument executed by the Investor, the Company and the Founding Members.

b.                   This Letter Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party shall be entitled to assign or delegate any of its rights or duties hereunder without first obtaining the express prior written consent of each other party hereto, such consent not to be unreasonably withheld.

c.                   Except as amended by this Letter Agreement, the June 28 Letter Agreement and the Investment Agreement shall remain unmodified and in full force and effect. The consents contained in paragraph 3 of this Letter Agreement are limited to the matters specifically set forth therein and shall not be deemed to constitute a consent, waiver, confirmation or amendment with respect to any other matter.

d.                   This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts entered into within the borders of such state and without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in United States District Court for the District of Delaware or any Delaware State court, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.  EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

e.                   This Letter Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, when taken together, shall constitute but one and the same letter agreement. The exchange of copies of this Letter Agreement and of signature pages hereto by facsimile or electronic mail in portable document format shall constitute effective execution and delivery of this letter agreement. Signatures of the parties transmitted by facsimile or electronic mail in portable document format shall be deemed to be the parties’ original signatures for all purposes.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have caused this Letter Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

EASTERLY ACQUISITION CORP.

By:	/s/ Avshalom Kalichstein
	Name:	Avshalom Kalichstein
	Title:	Chief Executive Officer

JH Capital Group Holdings, LLC

By:	/s/ Douglas Jacobsen
Douglas Jacobsen
CEO

Founding Members:

Jacobsen Credit Holdings, LLC

By:	/s/ Douglas Jacobsen
Douglas Jacobsen
Manager

NJK Holding, LLC

By:	/s/ Norman J. Kravetz
Norman J. Kravetz
Managing Member

Kravetz Capital Funding LLC

By:	/s/ Norman J. Kravetz
Norman J. Kravetz
Managing Member

[Signature Page to Letter Agreement]

Exhibit A

FOUNDING MEMBER Warrant

EXHIBIT A

FORM OF WARRANT

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO THE ISSUER, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

Warrant To Purchase Common Stock

Number of Shares of Common Stock: 888,000

Date of Issuance: December 28, 2017 (“Issuance Date”)

Jacobsen Credit Holdings, LLC (the “Issuer”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Easterly Acquisition Corp. (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Issuer, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the date hereof, but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), Eight Hundred Eighty-Eight Thousand (888,000) fully paid nonassessable shares of Common Stock (as defined below) (the “Warrant Shares”); provided that this Warrant shall first be exercisable for an amount of Class A Common Stock equal to the number of shares of Class A Common Stock acquired by the Issuer from Easterly Acquisition Sponsor, LLC (the “Sponsor”) pursuant to the June 28 Letter Agreement and, thereafter, shall be exercisable for Class B Units held by the Issuer. This Warrant is being issued to the Holder in connection with the issuance by the Holder of the Fortress Warrant and is intended to permit the Holder to acquire an aggregate number of Warrant Shares from the Issuer equal to the number of shares of Class A Common Stock issued pursuant to the Fortress Warrant, on the same terms and conditions as the Fortress Warrant. Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 13.

1.                  EXERCISE OF WARRANT.

(a)               Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Sections 1(d)), this Warrant may be exercised by the Holder on any day on or after the date hereof, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii)  payment to the Issuer of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds or by notifying the Issuer that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(c)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first (1st) Business Day following the date on which the Issuer has received each of the Exercise Notice and the Aggregate Exercise Price (or notice of a Cashless Exercise) (the “Exercise Delivery Documents”), the Issuer shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder. On or before the third (3rd) Business Day following the date on which the Holder has delivered the Exercise Notice the Issuer shall deliver such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder or the Holder shall be permitted to cancel such Warrant Shares.

(b)               Exercise Price. For purposes of this Warrant, “Exercise Price” means $11.50, subject to adjustment as provided herein.

(c)               Cashless Exercise. Notwithstanding anything contained herein to the contrary, solely to the extent the Fortress Warrant is exercised by cashless exercise pursuant to Section 1(c) thereof, the Holder may exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Issuer upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number	=	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A=	the total number of shares of Common Stock with respect to which this Warrant is then being exercised.
B=	the VWAP.
C=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(d)               Vesting of Warrant. This Warrant shall only be exercisable at such time and in such amount as the Fortress Warrant is exercised at a rate equal to (i) the total Warrant Shares subject to this Warrant divided by (ii) 880,000, as each amount in clauses (i) and (ii) may be adjusted from time to time pursuant to this Warrant and the Fortress Warrant, respectively.

2.                  ADJUSTMENTS.

(a)               Share Dividends. If after the date hereof, the number of shares of Common Stock issuable on exercise of the Fortress Warrant are adjusted, this Warrant shall be adjusted in proportion to such adjustment to the Fortress Warrant.

(b)               Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of this Warrant is adjusted, as provided in Section 2(a) above, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of this Warrant immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

(c)               Replacement of Securities Upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under Section 2(a) or Section 2(b) or that solely affects the par value of such shares of Common Stock), or in the case of any Fundamental Transaction, the Holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Holder of this Warrant would have received if such holder had exercised the Warrant immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the shares of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which this Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the shares of Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the shares of Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the Holder of this Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if the Holders holder had exercised this Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 2. The provisions of this Section 2(d) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Exercise Price be reduced to less than the par value per share transferrable upon exercise of such Warrant.

(d)               Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of Warrant Shares, the Holder shall give written notice thereof to the Issuer, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 2(a), 2(b), 2(c) or 2(d), the Holder shall give written notice of the occurrence of such event to each the Issuer. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(e)               No Fractional Shares. Notwithstanding any provision contained in this Warrant to the contrary, the Issuer shall not transfer any fractional shares upon the exercise of this Warrant. If, by reason of any adjustment made pursuant to this Section 2, the Holder would be entitled, upon the exercise of this Warrant, to receive a fractional interest in a share, the Issuer shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be transferred to such Holder.

(f)                Form of Warrant. The form of this Warrant need not be changed because of any adjustment pursuant to this Section 2.

3.                  RESTRICTIONS ON TRANSFER. The Issuer agrees that it shall not Transfer (as defined below) any (a) shares of Class A Common Stock acquired from the Sponsor (or any securities issued upon exchange for such shares of Class A Common Stock) or (b) Class B Units (or any securities issued upon exchange for such Class B Units) until the Expiration Date; provided, however, that the Issuer shall be entitled to Transfer Class B Units or such other securities issued upon exchanged for such Class B Units so long as the Issuer retains a number of Class B Units or such other securities issued upon exchanged for such Class B Units to satisfy its obligations pursuant to this Warrant.

4.                  [Omitted].

5.                  REISSUANCE OF WARRANTS.

(a)               [Omitted].

(b)               Lost, Stolen or Mutilated Warrant. Upon receipt by the Issuer of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Issuer in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Issuer shall execute and deliver to the Holder a new Warrant (in accordance with Section 5(c)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)               Issuance of New Warrants. Whenever the Issuer is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant, the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

6.                  NOTICES. Any notice, statement or demand authorized by this Warrant to be given or made by the Issuer or by the Holder shall be sufficiently given when so delivered if delivered by e-mail to the e-mail address set forth below, by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed, as follows:

If to the Holder:

Easterly Acquisition Corp.

375 Park Avenue, 21st Floor

New York, NY 10152

Attention: Avshalom Kalichstein

E-Mail: akalichstein@easterlycapita.com

If to the Issuer:

Jacobsen Credit Holdings LLC

21800 Oxnard St., Suite 500

Woodland Hills, CA 91367

Attention: Glenn Corey, CFO

E-Mail: glenn@jhcapitalgroup.com

7.                  AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Issuer may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Issuer has obtained the written consent of the Holder.

8.                  GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

9.                  DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, any determination made with respect to the Fortress Warrants shall apply to this Warrant.

10.              REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Issuer to comply with the terms of this Warrant. The Issuer acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Issuer therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled to seek, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

11.              TRANSFER. Subject to applicable law, this Warrant may not be offered for sale, sold, transferred or assigned.

12.              SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

13.              CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a)               “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b)               “Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Holder.

(c)               “Class B Units” means the Class B Units of JH Capital Group Holdings, LLC.

(d)               “Common Stock” means (i) the Class A Common Stock or the Class B Units as determined pursuant to Section 1(a), and (ii) any equity securities into which such Common Stock shall have been changed or any stock capital resulting from a reclassification of such Common Stock.

(e)               “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f)                “Expiration Date” means the Expiration Date of the Fortress Warrant

(g)               “Fortress Warrant” means that certain Warrant, dated as of the date hereof, issued by the Holder to Fortress Credit Corp. exercisable for an aggregate of 888,000 shares of Class A Common Stock of the Holder.

(h)               “Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (A) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (B) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (C) consummate a merger, consolidation, stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, reclassification of the Company’s Common Stock, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such merger, consolidation, stock purchase agreement or other business combination) or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(i)                 “June 28 Letter Agreement” means the letter agreement, dated as of June 28, 2017, by and among the Holder, Easterly Acquisition Sponsor LLC, JH Capital Group Holdings, LLC, Jacobsen Credit Holdings, LLC, NJK Holding LLC, and Kravetz Capital Funding LLC.

(j)                 “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(k)               “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(l)                 “VWAP” means the VWAP determined upon any cashless exercise of the Fortress Warrant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

JACOBSEN CREDIT HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

JH Capital Group Holdings, Inc. hereby exercises the right to purchase _________________________ of the shares of Class A Common Stock or Class B Units (“Warrant Shares”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________ a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

____________ a “Cashless Exercise” with respect to _______________ Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Issuer in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Issuer shall deliver to the Holder __________ Warrant Shares, or the Holders shall be permitted to cancel such Warrant Shares, in accordance with the terms of the Warrant.

Date: _______________ __, ______

JH CAPITAL GROUP HOLDINGS, INC.

By:
Name:
Title: